Exhibit 99.1

Edward Jones Announces Record Results for Full-Year 2015

The Jones Financial Companies, L.L.L.P., including its principal operating subsidiary, Edward D. Jones & Co., L.P. (collectively, “Edward Jones” or the “Firm”), is pleased to announce its full-year 2015 results.

The Firm achieved record results for number of financial advisors, net revenue and net income before allocations to partners. The Firm strives to help serious, long-term investors achieve their financial goals by understanding their needs and implementing tailored solutions. By continuing to grow its number of financial advisors, the Firm is able to help a greater number of serious, long-term individual investors achieve their financial goals.

Edward Jones ended 2015 with 14,508 financial advisors, a gain of 508 compared to 2014. The Firm ended the year with $876 billion of client assets under care, an increase of $10 billion over 2014.

Net revenue in 2015 was $6.6 billion, 5% higher ($341 million) than 2014. Net revenue growth was driven by a strong increase in fee revenue. Fee revenue increased $383 million (10%) to $4.1 billion from $3.7 billion in 2014. The increase in fee revenue was primarily due to the continued investment of client assets into advisory programs. Net income before allocations to partners for 2015 was $838 million, a 9% ($68 million) increase over 2014.

Financial Highlights

(unaudited, $ in millions, unless otherwise noted)

	As of December 31,
	2015	2014	Change	% Change
Financial Advisors	14,508	14,000	508	4%

Client Assets Under Care (billions)	$876	$866	$10	1%

	For the years ended December 31,
	2015	2014	$ Change	% Change
Net Revenue
Fee Revenue	$4,089	$3,706	$383	10%
Trade Revenue	2,425	2,460	(35)	–1%
Other Revenue, net	105	112	(7)	–6%

Total Net Revenue	$6,619	$6,278	$341	5%

Net Income Before Allocations to Partners	$838	$770	$68	9%